Exhibit EX-99.h.7.

WEBSITE SERVICES AGREEMENT

This Website Services Agreement (including all schedules hereto, the “Agreement”) is dated as of March 12, 2008, and effective June 23, 2008 (the “Effective Date”), among Citi Fund Services Ohio, Inc., an Ohio corporation (“Citi”) having its principal place of business at 3435 Stelzer Road, Columbus, Ohio 43219, and the Aberdeen Funds (“Company”), a Delaware statutory trust having its principal place of business at 5 Tower Bridge, 300 Barr Harbor Drive, Suite 300, West Conshohocken, PA 19428, and Aberdeen Asset Management Inc. (the “Advisor”), a Delaware corporation, having its principal place of business at Mellon Bank Center, 1735 Market Street, 37th Floor, Philadelphia, Pennsylvania 19103.

WHEREAS, the Information Technology Division of Citi is engaged in the business of providing and servicing certain products that mutual funds and fund managers may use to provide fund investors and investment professionals (collectively, “Users”) with the ability to obtain information and/or implement certain transactions in the funds through the use of the Internet;

WHEREAS, the Company desires to obtain certain products and the associated services offered by Citi for use with respect to certain investment portfolios (as designated from time to time by the Advisor and agreed by Citi) of the Company (“Funds”) and Citi is willing to provide such products and services to the Company in accordance with the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the foregoing and the mutual premises and covenants herein set forth and intending to be legally bound hereby, the parties agree as follows:

1.	CITI PRODUCTS AND SERVICES

1.1. Site and Products. Citi will develop and host a website (the “Site”) containing the products set forth on Schedule A from time to time (the “Products”).

1.2. Services. Citi will provide the implementation services described in Section 2, the maintenance services as described in Schedule A to this Agreement, and any additional services set forth in an amendment or statement of work to this Agreement (collectively, the “Services”).

1.3. Ownership. Although the Site will be customized for the Company, the Site (including any design and data layout concepts included therein, whether customized or not), all Products, and the source code and object code associated with any of the foregoing will remain the property of Citi. Except as explicitly provided herein, neither the Company nor the Advisor will (i) make the Site, any Product, or any documentation provided by Citi related to the Site or any Product (“Documentation”) available to any third party, including by sublicense; (ii) copy, adapt, reverse engineer, decompile, disassemble or modify, in whole or in part, the Site, any Product or any Documentation; or (iii) use the Site or any Product in or as a time-sharing, outsourcing or service bureau environment.

1.4. Administrators. The Company or the Advisor may designate certain individuals as “Administrators”. Administrators will have the ability to access information of shareholders (whether or not such shareholders are Users) and may be able to change, input, or otherwise edit certain information related to a Product, as described on the relevant provisions of Schedule A. Administrator IDs provided directly from Citi will also permit the User to create additional Administrator ID, which may have more limited abilities than the Administrator ID provided by Citi and will not have the power to create additional Administrator IDs.

1.5. Updates. From time to time Citi may offer upgraded versions of a Product. The Company will have the option of purchasing an upgrade at the price included in Citi’s notification to the Company of such upgrade. The Company is not required to purchase upgrades; however, Citi may discontinue support and/or maintenance of older versions of any Product upon six (6) months’ notice to the Company, in which case the Company shall have the option to terminate this Agreement upon a minimum of one hundred fifty (150) days’ advance written notice to Citi exercised within thirty (30) days of receipt of notice that Citi will no longer support and/or maintain the Product.

1.6. No Incorporation. All Products and Services hereunder are limited to those specifically described herein and do not include any other products or services that may be rendered by Citi and its affiliates under other agreements. In particular, no fund administration, accounting or transfer agency services are rendered hereunder.

2.	IMPLEMENTATION AND ACCEPTANCE

2.1. Implementation. The implementation is carried out according to a “Project Plan”. The Project Plan is created by Citi with input provided by the Company and the Advisor and includes specifications, standard customizations, any enhanced customizations, acceptance and testing protocols and a timeline for completing implementation. Only when the Project Plan is approved in writing by both the Company and Citi will implementation work commence. All timeframes in the Project Plan will be estimates unless otherwise expressly agreed therein, and in any event will depend, in part, upon information provided by and certain performance obligations of the Company and/or the Advisor. Citi will not be responsible for any delay due to failure to deliver, or any change or inaccuracy in, information provided by the Company or the Advisor, or failure by the Company or the Advisor to perform their respective obligations set forth in the Project Plan.

2.2. Within fifteen (15) business days after Citi delivers each Product, the Company will give Citi a written notice of either acceptance or rejection setting forth each error, problem or defect in a Product that causes it to substantially fail to meet the specifications set forth in the Project Plan (a “Material Deficiency”). If the Company does not give Citi written notice of rejection within such 15-day period, then the Company will be deemed to have accepted the Product.

If the Company gives Citi timely written notice of rejection, Citi will correct the specified Material Deficiency as soon as reasonably practicable after receiving the notice. Within ten (10) business days after Citi delivers a revised Product, the Company will give Citi a written notice of either acceptance or rejection setting forth each Material Deficiency in the revised Product. If the Company does not give Citi written notice of rejection within such 10-day period, then the Company will be deemed to have accepted the corrected Product. If the Company gives Citi a written notice of rejection, within said 10 day period, then the Company may opt to have Citi continue to correct any Material Deficiencies or to cancel the Product, which election shall be specified in said notice. If the Company opts to cancel a Product in accordance with the foregoing, the Company will not have to pay Citi any additional compensation for the rejected Product or Services related thereto, and Citi will, within thirty (30) days of notification of cancellation, refund to the Company any fees paid by the Company for such Product, other than fees expressly agreed in writing as being non-refundable. Rejections or cancellations of any particular Product will not affect other Products that the Company has accepted or that are subsequently delivered.

The Company may not reject any Product that it has subscribed for in the absence of a Material Deficiency and only in accordance with the foregoing paragraph.

3.	SITE CONTENT; USE OF INTELLECTUAL PROPERTY.

3.1. Citi Content. The Company and the Advisor agree and acknowledge that the Site and the Product(s) will contain “Citi Content” and “Citi Marks”. “Citi Content” means all text, information, data and images included or to be included in the Product, excluding the Company Content and the Company Marks, and may include content obtained by Citi from a third-party that has the intellectual property rights to such content (“Third-Party Provider”). “Citi Marks” means the names, trademarks and service marks of Citi as they may be amended or supplemented from time to time. Citi retains complete editorial freedom in the form and content of Citi Content and will notify the Company of alterations in Citi Content. “Company Content” means any data specifically regarding one or more Funds (e.g., share price, investment objective, prospectus), images provided by the Company or developed by Citi specifically for the Company based on the Company’s specifications for use in connection with the customization of the Product(s), or other text, information, data or images provided to Citi by Company for incorporation on the Site (but not display concepts or data layout). “Company Marks” means the names, trademarks and service marks of the Company, the Advisor and their Affiliates, all as may be amended or supplemented from time to time. An “Affiliate” means any person or entity directly or indirectly controlling, controlled by, or under common control with the subject person or entity. “Citi Marks” means the names, trademarks and service marks of Citi and its Affiliates as they may be amended or supplemented from time to time. Citi retains complete editorial freedom in the form and content of Citi Content and will notify the Company of alterations in Citi Content. Citi may insert the following notice or a similar notice onto each screen that contains any part of Citi Content: “Copyright [    ] Citi Fund Services Ohio, Inc. All rights reserved. Republication or redistribution of content, including by linking, framing or similar means, is expressly prohibited without Citi’s prior written consent. Citi will not be liable for any errors or delays in the content of this website, or for any actions taken in reliance thereon.”

3.2. License to the Company. Citi grants to the Company, during the Term (as defined in Section 10.1) of this Agreement, the non-transferable right, subject to the terms and conditions of this Agreement, to:

3.2.1.	use the Site and the Product(s) for the purposes and in the manner described herein.

3.2.2.	publicize the text, information, data, and images included or to be included on the Site, including Citi Content and Citi Marks, by providing a uniform resource locator (“URL”) to Users or by having on any other website owned or licensed and operated or sponsored by the Company or the Advisor (a “Company Site”) the URL or an icon, logo, highlighted or colored text, figure or image representing the URL on which a person may click to access the Site (each, a “Hypertext Link”). Citi will provide the Company with all necessary information to maintain such Hypertext Link, and will not change any URL for the Site without at least five (5) days’ written notice to the Company. The Company will set up, support and maintain all Hypertext Links to the Citi Internet Site. The Company will monitor all data, activity and security on the Company Internet Site. Citi has no responsibility or liability for that data, activity and security.

3.3. Use of Citi Content. Except as expressly permitted under this Agreement, neither the Company nor the Advisor may use, copy, disseminate, publish, display, distribute, disassemble or make derivative works from Citi Content or Citi Marks without Citi’s prior written consent, including in any advertisement or promotional literature concerning the Site. The Company and the Advisor will (a) use Citi Content and Citi Marks in accordance with all applicable United States and international laws; (b) without Citi’s prior written consent, not modify or edit Citi Content or Citi Marks or store, display or reproduce them in any manner other than the exact form in which Citi provides them to the Company or the Advisor for such purpose; and (c) comply with any limitations or restrictions placed by Citi or any Third Party Provider on the use, display or distribution of any Citi Content or Citi Marks that are disclosed to the Company or the Advisor in writing, including any restrictions set forth in any schedules or on the Site. Any additions or modifications to the Site, Product(s), Services or Citi Content requested by the Company are subject to review and approval or rejection at Citi’s sole discretion. No additions or modifications will be made to Citi Marks.

3.4. Third-Party Linking and Framing. Neither the Company nor the Advisor will solicit or encourage third-party Internet sites or on-line services (collectively, “Other Sites”) to provide a Hypertext Link directly to the Product or permit any Other Site to frame any Product, in part or in whole, such that any Citi Content or Citi Mark appears on the same screen as such Other Site. To the extent that it is not technologically feasible to prevent such framing, upon Citi’s request, the Company and the Advisor will cooperate with Citi in causing any Other Site to cease and desist from such framing at Citi’s expense. The Company and the Advisor acknowledge that Citi will not be responsible for the content of any Other Site or any Company Site that may be linked to or from the Site, and will indemnify Citi for any liabilities, damages, losses, or expenses, including reasonable attorney’s fees, and expenses and costs of investigation (collectively, “Damages”) arising from or as a result of any linking or framing.

3.5. License to Citi. The Company grants to Citi, during the Term, the non-exclusive, non-transferable right, subject to the terms and conditions of this Agreement, to use Company Content and Company Marks solely in connection with developing the Site, making the Product(s) available to Users, and providing the Services.

If the Company provides the URL for the Site, the Company grants to Citi, during the Term, the right, subject to the terms and conditions of this Agreement, to use such URL and the associated domain name.

3.6. Use of Company Content. Except as expressly permitted under this Agreement, Citi may not copy, disseminate, publish, display, distribute, disassemble or make derivative works from Company Content or Company Marks without the Company’s prior written consent, except that Citi may list the Company in its publicly available customer list.

3.7. Assignment of Rights. To the extent that any intellectual property rights of any party (the “IPR Party”) may, by operation of law or otherwise, vest in the another party hereto (the “Vested Party”), the Vested Party will, at the IPR Party’s request and expense, irrevocably assign such intellectual property rights to the IPR Party or an entity the IPR Party designates. The Vested Party will promptly notify the IPR Party of any infringement or threatened infringement of any of the IPR Party’s intellectual property rights, and will provide reasonable assistance to the IPR Party (at the IPR Party’s expense) in any efforts to prevent such infringement or threatened infringement.

3.8. Site Compliance. Notwithstanding anything else in this Agreement, the Company will (i) provide Citi with any and all disclaimers and other information required under applicable laws and regulations to be disclosed to Users on the Site or otherwise desirable given the information available on and transactions that may be undertaken on the Site, and (ii) comply with, and ensure that all content and information that appears on the Site complies with and satisfies, in all material respects, all relevant law and regulations, including, without limitation, securities solicitation, disclosure and delivery requirements.

3.9. Company Acknowledgment. The Company acknowledges that Citi will not provide any disclosure to Users and is not responsible for posting any of the following information on the Site: (i) the Company’s then-current registration statement on file with the Securities and Exchange Commission incorporating its prospectuses, statements of additional information and shareholder account applications; (ii) information disclosing the characteristics and risks of the Internet in general and the Site in particular; and (iii) the Company’s and its agent’s policies and procedures and any policies and procedures of Citi regarding privacy of User Information (as defined below) and the security and integrity of the Securities Data, other than those contained in the User Agreement (as defined in Section 4.6). The Company will cause Citi to comply with all prospectus delivery requirements in connection with transactions placed through the Site. The Company will, during its regular business hours, provide means other than the Site to Users to conduct transaction and obtain account and mutual fund data. For purposes of this Agreement, “User Information” shall mean the name and other identifying information Users are required to provide in order to gain access to the Site.

4.	PRODUCT AVAILABILITY AND SUPPORT

4.1. Product Availability. Subject to Section 4.2, Citi warrants that the Site will be available 99% of the time 24 hours per day, seven days per week other than during scheduled maintenance downtime. Scheduled maintenance downtime may be conducted during up to two (2) weekends a month from Saturday @ 8:00 AM Eastern time through Sunday @ 8:00 PM Eastern time. Citi will give reasonable notice to the Company before scheduled maintenance. Notwithstanding the foregoing, Citi is not responsible for the Company’s or any User’s inability to access the Site due to difficulties arising from or caused by problems with the frame relay telecommunications network, Internet black-outs and/or slowdowns, or the Company’s or any User’s computer system or Internet access service (collectively, “Internet Failures”). It is further understood that E-Documents (as hereinafter defined) are not hosted on the Site, and that access to such E-Documents is limited by availability of such other sites, as well as, by difficulties arising from Internet Failures. Citi shall have no liability if access to such E-Documents is limited, as such.

4.1.1.	Citi will notify the Company of unscheduled downtime within a reasonable amount of time.

4.1.2.	In order to access and use the Site, the Company and Users must use Netscape Navigator (at least version 7.0), Microsoft Internet Explorer (at least version 6.0), or an alternate web browser that supports Secure Sockets Layer (“SSL”) encryption, frames, Java and Java script. The Company is responsible for advising Users of this requirement.

4.2. Disaster Recovery. Citi will maintain adequate and reliable computer and other equipment necessary or appropriate to carry out its obligations under this Agreement. Upon the Company’s reasonable request, Citi will provide supplemental information concerning the aspects of its disaster recovery and business continuity plan that are relevant to the Services. Notwithstanding the foregoing or any other provision of this Agreement, Citi assumes no responsibility hereunder, and will not be liable for, any damage, loss of data, delay, inability to access or use the Site, or any other loss whatsoever caused by events beyond its reasonable control. Events beyond Citi’s reasonable control include, without limitation, natural disasters, terrorist actions, actions or decrees of governmental bodies, and equipment, communication line or power grid failures (“Force Majeure Events”). In the event of a Force Majeure Event or any other event beyond Citi’s reasonable control, Citi will follow applicable procedures in its disaster recovery and business continuity plan and use all commercially reasonable efforts to minimize any service interruption.

4.3. Product Support. Citi will provide technical support to the Company for the Site, the Product(s) and the Services 24 hours per day, 7 days per week (support during non-business hours is limited to unexpected system downtime, as specified below). Citi will not provide (i) support for communication problems not directly related to failure of Citi’s equipment or systems (e.g., problems with browsers or Internet connection or (ii) User support.

Citi will provide the Company with the name, telephone number and email address for the following Product support contacts:

Company Relationship Manager:	Available 8:00 am – 5:00 pm eastern time Monday through Friday

24-hour Beeper:	Available 5:00 pm – 8:00 am eastern time Monday through Friday and on weekends (used only to report that the system is unexpectedly down)

4.4. Security. Citi is responsible for ensuring that the Site is protected by reasonable security measures to minimize the potential for unauthorized access to, or use of, the Site. The following security features are currently included (items marked with * are not applicable to the WebFund™ Public Site Product), but may be replaced at any time (without notice or consent) with upgraded alternate features that provide at least the same level of security:

4.4.1.	Secure log-on using 128 bit SSL encryption*;

4.4.2.	Password protection and lock-out after three attempts;*

4.4.3.	Firewall;

4.4.4.	Anti-intrusion software; and

4.4.5.	Time-out functionality*.

4.5. User ID Administration.

4.5.1.	For Products other than WebFund™: WebFund Secure (kind of an undefined, secured Fund Information web site) allows for Registration similar to WebAccess.

(i)	If applicable, the Product will contain a registration feature that allows the User to create a valid User ID at the time of registration to persons providing required information, including taxpayer ID and a valid Fund account number. No other authorization will be required for investor Users to begin using the Site immediately after registration.

(ii)	If applicable, the Product will contain a registration feature that allows the User to create a valid User ID at the time of registration to persons registering as Investment Professionals and providing required information, including brokerage affiliation information. Such a User will not be able to access or use the Site until an Administrator has approved the registration.

(iii)	Citi will provide one valid Administrator ID and additional Administrator IDs may be issued using the Administrator ID provided by Citi, all in accordance with Section 1.4. The Company and the Advisor are responsible for determining which individuals receive Administrator IDs (including the ability to use the Administration Module functions described on Schedule A).

4.5.2.	User IDs for the secure WebFund™ Product, if licensed hereunder, will be provided to persons designated by the Company or the Advisor. The Company and the Advisor are responsible for determining which individuals receive such User IDs.

4.5.3.	The Company and the Advisor may notify Citi to disable any User or Administrator ID; however, any person may re-register under Section 4.5.1(i) with a new User ID.

4.6. User Agreement. Access to and use of the Site (other than WebFund™ Products), if licensed hereunder, will require Users to agree to a “User Agreement”, the initial form of which is attached hereto as Schedule B. The terms of the User Agreement shall be the sole responsibility of the Company, but must be acceptable to Citi, in its reasonable discretion. Any subsequent User Agreement will have limitations of liability substantially similar to those set forth in Schedule B.

4.7. Monitoring. Citi reserves the right to monitor access to and use of the Site and Product by the Company and Users or any other party.

5.	FEES AND CHARGES

5.1. Fees. The Company or the Advisor will pay to Citi the fees for each Product as set forth on Schedule C hereto.

5.2. Out-of-Pocket Expenses. The Company or the Advisor will reimburse Citi for all reasonable and necessary travel, and any and all other out-of-pocket expenses reasonably incurred by Citi in the performance of Citi’s duties under this Agreement.

5.3. Payment. Except as otherwise provided in this Agreement, the Company or the Advisor will pay all fees, charges and expenses due under this Agreement in full without any set-off or deduction, within 30 days of invoice. Citi may change the maintenance fees set forth on any schedule upon 60 days’ prior written notice to the Company; provided that Citi will not increase any fees within one (1) year of the launch of the relevant Product.

5.4. Taxes. The Company and the Advisor are solely responsible for any applicable sales, use, goods and services, value added or other taxes payable on account of the Products and Services provided under this Agreement or resulting from access and use of the Site by the Company or Users (other than taxes levied or imposed on Citi’s income).

6.	CONFIDENTIALITY; PRIVACY

6.1. Confidential Information. For purposes of this Section 6, “Confidential Information” means all information which relates to the business, affairs, products, developments, trade secrets, know-how and personnel of either the Company and the Advisor, on the one hand, or Citi, on the other, which may reasonably be regarded as the confidential information or trade secrets of a party but specifically does not include any books and records of the Funds, whether or not kept by Citi and/or its Affiliates. Confidential Information includes information disclosed by either party during presentations, discussions and negotiations regarding the Products and Services that took place prior to the execution of this Agreement and, in the case of Citi, object code and source code of the Site and/or the Products.

6.2. Disclosure. Each party agrees that (i) it will only disclose the other party’s Confidential Information to its employees and agents who need-to-know (“Permitted Persons”) and (ii) it will take all commercially reasonable steps necessary to protect the confidentiality of the other party’s Confidential Information and will not use the same for its own commercial advantages. Each party agrees it will not, and will not authorize any of its Permitted Persons, to divulge, use or publish any Confidential Information except as provided in this Section 6 or otherwise to provide the Services, and that it will advise the Permitted Persons of the restrictions under this Section 6.

6.3. Exceptions. Each party agrees that it will not disclose the other party’s Confidential Information to any unaffiliated third parties, except (a) in the case of disclosure by Citi, to any agent or third party vendor permitted to be used by Citi hereunder in providing the Products or performing the Services, provided that such disclosure will be limited to information that is needed by such agent or vendor for the provision of the Services and, provided further, that further dissemination inconsistent with this provision will be prohibited by written confidentiality restrictions, (b) to its own financial or legal advisors on a need-to-know basis (in either case in such manner as to ensure no further dissemination), (c) with the written consent of the other party, or (d) as may be required by law or legal process, provided that in such case such party will promptly notify the other party of any such requirement for disclosure, and to the extent practical afford the other party a reasonable opportunity to seek appropriate protective orders.

Neither party will have any obligation with respect to any Confidential Information of the other which (a) is independently developed by the receiving party; (b) is in the public domain or which becomes publicly known without a breach of this Agreement by the party availing itself of this exception; (c) is or was disclosed to it by a third party not under an obligation of confidentiality to the disclosing party of which the receiving party should reasonably be aware and without a direct or indirect breach of this Agreement; or (d) except as provided herein, is demonstrably known to the party availing itself of this exception prior to entering into this Agreement.

6.4. Equitable Relief. The parties further agree that a breach of this Section 6 by a receiving party would irreparably damage the other party, and accordingly agree that each party will be entitled to an injunction or other equitable relief to prevent the breach or a further breach of this provision.

6.5. Privacy. In accordance with the Securities and Exchange Commission’s Regulation S-P (“Regulation S-P”) non-public personal information relating to consumers or customers of any Fund provided by, or at the direction of the Company, or the Fund to Citi, or collected or retained by Citi in the course of performing Services, will be considered confidential. Citi will not disclose such information to any person or entity other than (a) affiliates of Citi to the extent necessary to carry out its obligations under this Agreement, (b) non-affiliated third parties who have entered into written contractual arrangements protecting such information with Citi and only to the extent necessary to carry out Citi’s obligations under this Agreement, (c) at the direction of the Company or any Fund, (d) as permitted by law or (e) as required by law (which may include applicable anti-money laundering laws). Citi represents, warrants and agrees that it has in place and will maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of records and information relating to consumers or customers of the Fund. The Company represents to Citi that each Fund has adopted a Statement of its privacy policies and practices as required by the Regulation S-P and agrees to provide Citi with a copy of that statement annually.

7.	LIMITATION OF LIABILITY

7.1. Accuracy/Reliability. Although Citi makes reasonable efforts to ensure the accuracy and reliability of the Products and Services, none of Citi, its Affiliates, or their respective officers, directors, and employees, will be liable for any Damages suffered or incurred by the Company, the Advisor, or any third party arising out of (a) any faults, interruptions or delays in the Site, the Products or the Services; or (b) any inaccuracies, errors or omissions in the Site, the Products, the Services, or Citi Content, except insofar as those faults, interruptions, delays, inaccuracies, errors or omissions arise due to Citi’s gross negligence, bad faith, willful misconduct, or willful misfeasance in performing the Services hereunder).

7.2. Responsibility for Activity. The Company and the Advisor are solely and exclusively responsible for any and all risks associated with User access to and use of the Site, including but not limited to, the form and terms of the User Agreement; the verification of the suitability of all transactions, approval or authorization of investment professional User IDs, Administrator IDs and User IDs for the secure WebFund™ Product, if same is licensed as a product pursuant to this Agreement, and for notifying Citi to disable any ID; and for any misuse of the Site or violation of the User Agreement by any User. The Company acknowledges and agrees that all security features referred to under Section 4.4. and 4.5 above have been reviewed by the Company and are deemed by it to be adequate and appropriate for the Products covered hereunder. Components of such security features may be changed by Citi from time to time upon the consent of the Client, which consent shall not be withheld unreasonably if the proposed amended security procedures provide a level of security and system/communications integrity comparable to those of the security features described herein.

7.3. NO IMPLIED WARRANTIES. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, CITI MAKES NO WARRANTIES, GUARANTIES OR REPRESENTATIONS, EXPRESS OR IMPLIED, IN LAW OR IN FACT, ORAL OR IN WRITING, AS TO THE SERVICES, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. EACH PARTY ACKNOWLEDGES THAT IT HAS NOT RELIED UPON ANY WARRANTY, GUARANTEE OR REPRESENTATION MADE BY THE OTHER THAT IS NOT EXPRESSLY STATED IN THIS AGREEMENT.

7.4. LIMITATION OF DAMAGES. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT WILL CITI, ITS AFFILIATES OR ANY OF ITS OR THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR SUBCONTRACTORS BE LIABLE FOR EXEMPLARY, PUNITIVE, SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES, OR LOST PROFITS, EACH OF WHICH IS HEREBY EXCLUDED BY AGREEMENT OF THE PARTIES REGARDLESS OF WHETHER SUCH DAMAGES WERE FORESEEABLE OR WHETHER EITHER PARTY OR ANY ENTITY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

7.5. Aggregate Liability. Despite any contrary provision in this Agreement, in no event will Citi’s aggregate liability to any other party for Damages arising out of or in connection with this Agreement exceed the total amount of compensation paid to Citi under this Agreement during the 6 months immediately prior to the date on which the alleged Damages were claimed to have been incurred, regardless of the cause or form of action; except for a breach of Section 6 or Section 8.2.

7.6. Provisions Related to E-Delivery Module. With respect to the use of paperless delivery of mailings or statements to shareholders through providing a link to an image of the mailing or statement (the “E-Document”) to a shareholder via an e-mail to such shareholder (such service, collectively the “E-delivery Module”), the Parties agree that the following additional provisions shall apply:

7.6.1.	Although commercially reasonable efforts are made to prevent Quality Errors (as hereinafter defined), notwithstanding anything in this Agreement to the contrary, Citi shall have no liability whatsoever for Quality Errors. To the extent reasonably practicable, Citi will work with the third-party vendor to correct any Quality Error that is identified to Citi, and to resend any e-mail notifications, if applicable; provided that Quality Errors are promptly reported not later than thirty (30) days for non-quarterly E-Documents and sixty (60) days for all quarterly E-Documents. “Quality Errors” include without limitation, an E-Document that is incomplete, unclear or defective; a shareholder or User is provided with an incorrect link; a shareholder’s or User’s accessing the wrong E-Document or E-Documents; use of incorrect e-mail address for the shareholder or User (regardless of whether a correct e-mail address had been provided by the shareholder or User); and any other failure of the E-Document provided by the third-party vendor to conform to the requirements for hard copies and paperless copies.

8.	REPRESENTATIONS AND WARRANTIES

8.1. General. Each of the parties represents and warrants to the other party as of the date of this Agreement that:

8.1.1.	It is a corporation or other entity duly organized and validly existing under the laws of the jurisdiction under which it was formed, and has all corporate or other powers and all licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted;

8.1.2.	The execution, delivery and performance by it of this Agreement (a) are within its corporate or other powers, (b) have been duly authorized by all necessary corporate or other action, and (c) will not violate its organizational documents or law, judgment, injunction, order or decree applicable to it, and

8.1.3.	This Agreement constitutes a valid and binding obligation of it, enforceable against it in accordance with its terms.

8.2. Citi Content. Citi represents and warrants that it has, or has obtained, all the necessary rights and permissions to grant the license granted in Section 3.2 hereof and to provide the Services as described herein. All rights with respect to Citi Content, Citi Marks, the Products and the Services, whether existing on the date of this Agreement or coming into existence at a later date, that are not expressly granted to the Company in this Agreement are reserved to Citi.

8.3. Company Content. The Company represents and warrants that it has, or has obtained, all the necessary rights and permissions to grant the license granted in Section 3.5 hereof. All rights with respect to Company Content or Company Marks, whether existing on the date of this Agreement or coming into existence at a later date, that are not expressly granted to Citi in this Agreement are reserved to the Company.

9.	INDEMNIFICATION

9.1. Indemnification by the Company. The Company and the Advisor will indemnify and hold Citi and its Affiliates and their respective officers, directors, employees, and agents harmless from and against any and all Damages resulting from or arising out of (a) the use by the Company, the Advisor, and/or Users of the Site and the Product(s) or provision of the Services including, without limitation, the failure of the Company, the Advisor or any of the Company’s or the Advisor’s agents to comply with any law applicable to promotion, sale and use of Services by the Company, the Advisor, or any of the Company’s account holders; (b) any claim of a third party that any Company Content or any Company Mark infringes any third party’s intellectual property rights; or (c) a material breach by the Company or the Advisor of any of their respective duties or obligations, or representations and warranties in this Agreement; provided, however, that neither the Company nor the Advisor will have any indemnity obligation for any Damages to the extent they arise from Citi’s gross negligence, bad faith, willful misfeasance, or willful misconduct in performing the Services hereunder; and further provided that neither the Company nor the Advisor will have any indemnity obligation for any damages caused to Citi’s systems as a result of use of the Site by Users.

9.2. Indemnification by Citi. Citi will indemnify, defend, and hold the Company and the Advisor and their respective officers, directors, employees, and agents harmless from and against any and all Damages resulting directly and proximately from (a) any claim of a third party that any Citi Content or any Citi Mark infringes any third party’s intellectual property rights, (b) a material breach by Citi of its representations and warranties in this Agreement, or (c) Citi’s gross negligence, bad faith, willful misfeasance, or willful misconduct in the performance of Services hereunder.

9.3. Indemnification Procedures. The indemnification rights hereunder will include the right to reasonable advances of defense expenses in the event of any pending or threatened litigation with respect to which indemnification hereunder may ultimately be merited. In order that the indemnification provisions contained herein will apply, however, it is understood that if in any case a party may be asked to indemnify or hold the other party harmless, the indemnifying party will be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnified party will use all reasonable care to identify and notify the indemnifying party promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the indemnifying party, but failure to do so in good faith will not affect the rights hereunder except to the extent the indemnifying party is materially prejudiced thereby. As to any matter eligible for indemnification, an Indemnified Party will act reasonably and in accordance with good faith business judgment and will not effect any settlement or confess judgment without the consent of the Indemnifying Party, which consent will not be withheld or delayed unreasonably.

The indemnifying party will be entitled to participate at its own expense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision. If the indemnifying party elects to assume the defense of any such claim, the defense will be conducted by counsel chosen by it and reasonably satisfactory to the indemnified party, whose approval will not be unreasonably withheld. In the event that the indemnifying party elects to assume the defense of any suit and retain counsel, the indemnified party will bear the fees and expenses of any additional counsel retained by it. If the indemnifying party does not elect to assume the defense of suit, it will reimburse the indemnified party for the reasonable fees and expenses of any counsel retained by the indemnified party. The indemnity and defense provisions set forth herein will indefinitely survive the termination of this Agreement.

10.	TERM AND TERMINATION

10.1. Term. This Agreement will become effective upon the date first set forth above, and will continue in effect for a period of one year following the launch date of the Site, as set forth in the Project Plan (the “Initial Term”). Thereafter this Agreement will continue for successive one-year periods (each, a “Rollover Term” and together with the Initial Term, the “Term”) unless otherwise terminated by mutual agreement of the parties or as otherwise provided herein.

10.2. Upon Notice. Either party may terminate this Agreement after the Initial Term for any reason by giving the other party written notice at least 60 days prior to the end of the Initial Term or any Rollover Term.

10.3. Loss of Rights. Citi may terminate this Agreement and/or terminate or modify all or part of the Site or Product(s) if the provision thereof (i) becomes the subject of a claim that it infringes the ownership rights of any third party or that Citi otherwise does not have the right to permit others to use it in whole or in part; or (ii) depends on an agreement between Citi and a third party, and that agreement is modified or terminated for any reason or breached by the third party and as a result Citi is unable to continue to provide all or part of the Site or Product(s) upon terms reasonably acceptable to Citi.

10.4. Misuse. Citi may immediately terminate this Agreement and/or access to or the provision of the Site or any Product if use by the Company, the Advisor, or any User has jeopardized the proper and efficient operation of the Product, or if, in Citi’s reasonable opinion, the Company or the Advisor has violated any law or regulation to which the Company, the Advisor, or Citi is subject.

10.5. Illegality. Either party may immediately terminate this Agreement in whole or with respect to the affected Product(s) and related Services if the provision of the Site or such Product(s) becomes illegal or contrary to any applicable law.

10.6. Change in Transfer Agent/Fund Accountant. This Agreement will terminate in the event Citi or one of its affiliates ceases to serve as the Company’s transfer agent or fund accountant and the Company and the Advisor do not agree to increased maintenance fees proposed by Citi.

10.7. Cause. Either party may immediately terminate this Agreement if:

10.7.1.	the other party materially breaches this Agreement and the breach is not remedied within 30 days after the party wishing to terminate gives the breaching party written notice of the breach;

10.7.2.	a final, unappealable judicial, regulatory or administrative ruling or order is made in which the party to be terminated has been found guilty of criminal or unethical behavior in the conduct of its business; or

10.7.3.	the other party makes an assignment for the benefit of its creditors, files a voluntary petition under any bankruptcy or insolvency law, becomes the subject of an involuntary petition under any bankruptcy or insolvency law that is not dismissed within 60 days, or a trustee or receiver is appointed under any bankruptcy or insolvency law for the other party or its property.

10.8 Liquidated Damages. If, for any reason other than (i) non-renewal, (ii) mutual agreement of the parties, (iii) “cause” as defined above, or (iv) illegality as set forth in Section 10.5 above, the Company or the Advisor terminates this Agreement, then the Company or the Advisor will make a one-time cash payment to Citi, in consideration of the fee structure and services to be provided under this Agreement, equal to the balance that would be due Citi for its services under this Agreement during the lesser of (x) the balance of the Initial Term or any applicable Rollover Period, as the case may be, or (y) 6 months, if the Company is terminating based on establishing, in good-faith, dissatisfaction with the quality of the provision of Services, or 12 months, if the Company is terminating for any other reason, and assuming, in all instances, for purposes of the calculation of the one-time payment that the fees that would be earned by Citi for each month would be based upon the average fees payable to Citi monthly during the 12 months before the date of the event that triggers such payment.

10.9 Company and Advisor Obligations Upon Termination. Promptly upon termination of this Agreement for any reason or upon expiration of any Transition Period (as defined below), whichever is later, the Company and the Advisor will:

10.9.1	Delete any Hypertext Link to the Site;

10.9.2	Return to Citi or delete or otherwise destroy any Citi Content, Citi Marks, Documentation and Citi’s Confidential Information stored or otherwise in its possession, custody or control, and certify in writing to Citi that it has done so;

10.9.3	Pay all unpaid amounts due to Citi through termination and the end of the Transition Period; and

10.10 Citi’s Obligations Upon Termination. Promptly upon termination of this Agreement for any reason or upon expiration of the Transition Period, if any, whichever is later, Citi will:

10.10.1 Cease operation of the Product, and use of Company Content, Company Marks and Company-owned URLs; and

10.10.2 Return to the Company or the Advisor or delete or otherwise destroy Company Content, Company Marks and the Company’s Confidential Information in the possession of Citi stored or otherwise in its possession, custody or control except as reasonably necessary for its legal protection, and certify in writing to the Company and the Advisor that it has done so.

10.11 Transition Period. Upon the termination or expiration of this Agreement, provided that the Company and the Advisor have paid all fees due Citi hereunder, the Company and Citi may agree to have Citi continue to provide all or a portion of the Site, together with the relevant Products and Services for an agreed period of time agreed to between Citi, the Company, and the Advisor (not to exceed 12 months) (the “Transition Period”). During the Transition Period, the Company or the Advisor will pay Citi, in accordance with Section 5 hereof, the then-current fees and a mutually agreed upon hourly rate for any resources required to facilitate a transition of any necessary information to the Company, the Advisor, or an alternate service provider.

11.	GENERAL

11.1. Similar Agreements. Nothing herein will be deemed to limit or restrict Citi from providing to any other person or entity products and/or services substantially similar to the Products and Services provided hereunder.

11.2. Entire Agreement. This Agreement and any and all addenda, schedules or exhibits attached to this Agreement represent the entire agreement of the parties regarding its subject matter. There are no other oral or written collateral representations, agreements, or understandings regarding this Agreement’s subject matter.

11.3. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of New York, without regard to its conflicts of laws principles.

11.4. Notices. All notices, requests and other communications to any party under this Agreement will be in writing and will be given to a party at its address set forth below or at such other address as any party may notify the other party of in writing. Each notice, request or other communication will be effective (a) if given by facsimile, on the business day (or if after 5:00 p.m. at the place of receipt or on a non-business day, on the next business day) a confirmed transmission is sent, or (b) if given by any other means, when received at the address specified below.

To Citi:

Citi Fund Services Ohio, Inc.

3435 Stelzer Road

Columbus, Ohio 43219

Fax: 614-470-8712

Attn.: President

To the Company:

Aberdeen Funds

5 Tower Bridge

300 Bar Harbor Drive, Suite 300

West Conshohocken, PA 19428

To the Advisor:

Aberdeen Asset Management Inc.

Mellon Bank Center

1735 Market Place, 37th Floor

Philadelphia, PA 19103

11.5. Assignments. This Agreement will be binding upon and inure to the benefit of the parties, their respective heirs, personal representatives, successors and assigns. Neither party may assign any of its rights or delegate any of its duties under this Agreement without the prior written consent of the other party, except that Citi may assign any of its rights and delegate any of its duties under this Agreement, in whole or in part, to any of its Affiliates without obtaining consent, and further provided that Citi may use one or more third parties to perform some or all of Citi’s obligations under this Agreement. Citi shall be fully responsible for the acts of such third parties and shall not be relieved of any of its responsibilities under this Agreement by virtue of the use of such third parties.

11.6. Amendments; Waivers. This Agreement may not be amended, modified or superseded, unless expressly agreed to in writing by the parties. No provision of this Agreement may be waived except by an instrument in writing executed by the party against whom the waiver is to be effective. The failure of either party at any time or times to require full performance of any provision of this Agreement will in no manner affect the right of that party at a later time to enforce the provision.

11.7. Severability. If any provision of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of this Agreement will not be affected.

11.8. Survival. The right of any party to compensation or indemnification in accordance herewith for any action taken or omitted during the term of this Agreement and the provisions of Sections 1.3, 3.7, 6, 7, 10.8, 10.9, 10.10, 10.11 and 11 will survive the termination of this Agreement.

11.9. Counterparts. This Agreement may be executed in one or more counterparts which, taken together, will be considered one original document.

11.10. Matters Relating to the Company as a Delaware Business Trust. It is expressly agreed that the obligations of the Company hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Company personally, but shall bind only the trust property of the Company. The execution and delivery of this Agreement have been authorized by the Trustees, and this Agreement has been signed and delivered by an authorized officer of the Company, acting as such, and neither such authorization by the Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on them personally, but shall bind only the trust property of the Company as provided in the Company’s Declaration of Trust on file with the Secretary of State of the State of Delaware. All obligations of the Company under this Agreement shall apply only on a Fund-by-Fund basis, and the assets of one Fund shall not be liable for the obligations of another Fund.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

CITI FUND SERVICES OHIO, INC.

By:	/s/ Fred Naddaff
Name:	Fred Naddaff
Title:	President

ABERDEEN FUNDS

By:	/s/ Vincent J. Esposito
Name:	Vincent J. Esposito
Title:	President

ABERDEEN ASSET MANAGEMENT INC.

By:	/s/ Gary W. Bartlett
Name:	Gary W. Bartlett
Title:	Chief Executive Officer

SCHEDULE A

TO THE WEBSITE SERVICES AGREEMENT

AMONG ABERDEEN FUNDS,

ABERDEEN ASSET MANAGEMENT, INC. AND

CITI FUND SERVICES OHIO, INC.

Citi WebAccess™: Shareholder – Inquiry & Trading

The WebAccess™ Shareholder - Inquiry & Trading Product provides the Users with the ability to access personal account information and trading capabilities online. The Product offers the following features:

•	User-Registration/ and Functionality

•	Automated on-line registration and e-mail confirmation

•	Ability to input and update User information, including linked accounts

•	Account Information

•	Position, share price and aggregate value of each linked account

•	Aggregate value of all linked accounts

•	Transaction history for at least 12 prior months

•	Trading

•	Ability to buy, sell, or exchange shares of available Funds in linked accounts

•	Ability to cancel any trade prior to market close

•	Automated e-mail trading and cancellation acknowledgements

•	Online trade history

•	Administration Module (for administrators authorized by the Company or the Advisor)

•	Search for User accounts

•	Emulate specific Users

•	Obtain certain reports

Maintenance

Maintenance Services will consist of the following:

•	Ongoing hosting of the Site, including maintenance of security procedures outlined in Section 4.4 of the Agreement.

•	Updating the Site for changes in Company policies and Funds (e.g., fund trading availability changes, fund additions and/or mergers, change in fund cut off times).

•	Maintaining and updating the Site database with information from the Company’s transfer agent.

SCHEDULE A

(CONTINUED)

TO THE WEBSITE SERVICES AGREEMENT

AMONG ABERDEEN FUNDS,

ABERDEEN ASSET MANAGEMENT, INC. AND

CITI FUND SERVICES OHIO, INC.

Citi WebStatements™: Shareholders

The Citi WebStatements™ Shareholder Product provides investor Users with the ability to access their personal account statements online. The Product offers the following features:

•	User-Registration/ and Functionality

•	Automated on-line registration and e-mail confirmation

•	Ability to input and update User information, including linked accounts

•	Online Statements

•	e-mail notification when new electronic statement is available for viewing

•	Prior 18 months of statements available

•	Administration Module (for administrators authorized by the Company or the Advisor)

•	Search for User accounts

•	Emulate specific Users

•	Customize e-mail notification to Users regarding new electronic statements

•	Obtain certain reports on User accounts

Maintenance

Product Maintenance will consist of the following:

•	Ongoing hosting of the Site, including maintenance of security procedures outlined in Section 4.4 of the Agreement.

•	Updating the Site for changes in Company policies and Funds (e.g., fund trading availability changes, fund additions and/or mergers, change in fund cut off times).

•	Maintaining and updating the Site database with information from the Company’s transfer agent.

SCHEDULE A

(CONTINUED)

TO THE WEBSITE SERVICES AGREEMENT

AMONG ABERDEEN FUNDS,

ABERDEEN ASSET MANAGEMENT, INC. AND

CITI FUND SERVICES OHIO, INC.

Citi WebAccess™ E-Delivery Module

The following capabilities will be made available within the WebAccess™ application:

The E-Delivery Module enables shareholders who have registered for online access to opt for electronic delivery of Periodic Statements and regulatory Fund Mailing materials.*

I.	Administrative Features

The following features are added to the Administrative area of the application.

•	Fund Mailing Administration Role

•	Allows a user to be identified by the Company and/or Advisor to manage E-mail notifications for Fund Mailings

•	Reporting

•	additional reports are available

II.	Shareholder User Registration and Functionality

Shareholder Users have the following modifications/enhancements to their functionality.

•	Linking is limited to one Tax ID per User for the Shareholder Role

•	A single Tax ID can only be linked to one User

•	Ability to opt for E-Delivery (or to revert back to physical delivery) is available upon registration and at any time a User is logged in to the system.

•

Email notifications for Fund Mailing and Periodic Statements for those users opting for electronic delivery. The email contains a link to the materials online. A User is required to log in to the WebAccess™ application to gain access to Periodic Statements.

•	Automatic revocation of electronic delivery option when Citi is notified that four unsuccessful attempts to deliver the E-mail notification have been made.

•	Automatic removal of Electronic Delivery Option if account becomes restricted.

•	Loss of access to account information online if account becomes restricted.

•	Customized email templates related to Electronic Delivery initiation and updates.

*	Reasonable steps are taken to permit suppression and or mailing of paper documents, however, due to the timing of a request and the upload of information, documents may be mailed and/or suppressed after a request has been processed.

SCHEDULE A

(CONTINUED)

TO THE WEBSITE SERVICES AGREEMENT

AMONG ABERDEEN FUNDS,

ABERDEEN ASSET MANAGEMENT, INC. AND

CITI FUND SERVICES OHIO, INC.

Citi WebStatements™: Investment Professionals Product

The Citi WebStatements™ Investment Professionals Product provides Company- or Advisor -authorized investment professionals with the ability to access their client account statement information online. The Product offers the following features:

•	Company-Approved User-Registration

•	Automated on-line registration and e-mail confirmation after approval by the Company or the Advisor

•	Ability to input and update Investment Professional User information

•	Customizable home page/client list

•	Investment Professional Client Online Statements

•	e-mail notification when new client electronic statement is available for viewing

•	Prior 18 months of statements available

•	Administration Module (for administrators authorized by the Company or the Advisor)

•	Search for Investment Professional User information

•	Emulate specific Investment Professional Users and their clients

•	Approve and update registration of Investment Professionals

•	Obtain certain reports

Maintenance

Product Maintenance will consist of the following:

•	Ongoing hosting of the Site, including maintenance of security procedures outlined in Section 4.4 of the Agreement.

•	Updating the Site for changes in Company policies and Funds (e.g., fund trading availability changes, fund additions and/or mergers, change in fund cut off times).

•	Maintaining and updating the Site database with information from the Company’s transfer agent.

SCHEDULE B

TO THE WEBSITE SERVICES AGREEMENT

AMONG ABERDEEN FUNDS,

ABERDEEN ASSET MANAGEMENT, INC. AND

CITI FUND SERVICES OHIO, INC.

User Agreement

ABC FUNDS PRIVATE ACCOUNT WEB SITE

Welcome to the ABC Funds Account Access Web site. This is a private site, the use of which is restricted to fund investors and investment professionals who have registered for a confidential User ID and have agreed to the terms of the User Agreement below (each a “Registered User”). Please read the following terms and conditions carefully. Then, acknowledge your consent to the terms and conditions by clicking on the “I Agree” button following this disclosure. If you do not agree, please click on the “I Disagree” button and you will be returned to the ABC Funds Home page. Please contact our shareholder services division with any questions at1-800-            .

USER AGREEMENT

I hereby elect online account access, which will include all account information and trading services for which I am eligible (the “Services”). I understand that by choosing the “I Agree” button, I elect these Services through the ABC Funds web site at www.abcfunds.com (the “Web Site”) for the accounts for which I provide account numbers and taxpayer information (the “Linked Accounts”). With regard to each Linked Account, I (i) am a registered owner, or (ii) have legal authority to elect and use the Services for such Linked Accounts, to agree to this User Agreement with respect to such Linked Accounts, and to take any action which I may at any time take through the Web Site with regard to such Linked Accounts, including requesting a change of address or other owner information and trading, if applicable. I understand that my consent as noted is limited to the capabilities provided to me as a Registered User of the ABC Funds Private Account Access Area. I further understand that I must provide all of the information requested on the Web Site to be authorized for online account access capabilities. Additionally, I understand that any technical or other support provided to me, should I have any questions or concerns, will be handled through an online e-mail mechanism.

I authorize the ABC Funds and its affiliates and authorized agents and service providers (hereinafter collectively “ABC Funds”) to permit me access to the Linked Account(s) through any of the applications provided on the ABC Funds Web Site. ABC Funds will not be held liable for acting on these instructions.

Responsibilities of Registered Users

I understand that I am solely responsible for actions entered under my User ID and in particular, for the following:

1.	For maintaining the confidentiality of my User ID and immediately notifying ABC Funds if my User ID is lost, stolen, misplaced or has been obtained or utilized by an unauthorized person.

2.	For ensuring that I have the legal authority to access and take action with regard to any Linked Account, whether or not I am a registered owner of such account.

3.	For any consents that I have evidenced by pointing and clicking on such consent on the Web Site.

4.	For paying any fees associated with my use of the Web Site. Currently no direct fees are imposed at the shareholder level on Registered Users. Fees are imposed at the Fund level (taken as a charge against Fund assets) for the Services provided through the Fund’s Transfer Agent.

5.	Providing a valid Tax ID or Social Security Number for each Linked Account.

Acknowledgment of Provisions Regarding Electronic Delivery of Mailings and Periodic Statements

I understand that the following additional provisions apply to electronic delivery of mailings and periodic statements:

1.	I may link only one Tax ID per User and one User per Tax ID.

2.	I may opt for delivery or suppression of physical documents, however, due to the timing of a request for suppression or mailing of physical documents, physical documents may be mailed or suppressed for a period of time after my request is made.

3.	If I request suppression of physical documents, you will endeavor to send email notifications advising that my fund mailings or periodic statements are available for viewing on-line. I will be required to log in to the WebAccess™ application to gain access.

4.	I may be switched back to physical mailings, if you are unable to successfully send emails to the email address I provide.

5.	I may be switched back to physical mailings, if my account becomes frozen.

Acknowledgement of Security Measures Imposed by ABC Funds

ABC Funds employs reasonable procedures to confirm that instructions communicated on the Web Site are genuine. The Fund or its agent shall also monitor usage and may deny access to any Registered User when an incorrect Password is entered multiple times, when the account is inactive for 90 days or more or when unusual trading patterns are detected.

User IDs and Passwords must comply with ABC Fund procedures regarding the content and number of digits therein and may be required to be changed on a routine basis.

Data transmitted through the Web Site is encrypted. Access to the Web Site requires a Web browser supporting SSL and 128-bit encryption.

I acknowledge that the Fund or its agent may suspend account access if returned mail is received, or at any time in its or their discretion.

Acknowledgement of Limitation of Liability of ABC Funds, its Agents, Affiliates and Independent Providers

The ABC Funds shall not be liable for any loss, liability, cost or expense for following instructions communicated via the Web Site that ABC Funds reasonably believes to be genuine or for following the above security procedures. The ABC Funds shall not be liable for ABC any losses incurred by me or any Linked Account directly or indirectly as a result of any malfunction or failure in the operation of the Web Site or in connection with delivery or acceptance of information or data communicated through the Web Site or any malfunction associated with software programs or security systems required for the proper use and operation of the Web Site, unless such malfunctions or failures are due to the ABC gross negligence, fraud or malfeasance on the part of ABC Funds. ABC Funds shall not be liable for any losses due to government restriction, exchange or market rulings, suspension of trading, war, acts of God and other conditions beyond the reasonable control of ABC Funds.

No party providing services or information to ABC Funds related to this Web Site shall, unless otherwise associated therewith, have any liability or responsibility for ABC Fund’s primary or ancillary web sites to which this Web Site may be linked.

I will indemnify and hold harmless ABC Funds and any party providing services or information for the Web Site for any violation by me of this User Agreement, any violation by me of any law, rule or any third party rights, and any claim, demand or liability to which they may be subject as a result of my use of the Web Site. My execution and delivery of this agreement and the use of the Web Site constitutes my full and valid agreement to the terms hereof and all User terms applicable to and disclosed on the Web Site.

SCHEDULE C

TO THE WEBSITE SERVICES AGREEMENT

AMONG THE ABERDEEN FUNDS, ABERDEEN ASSET

MANAGEMENT, INC. AND CITI FUND SERVICES OHIO, INC.

Fees

WebAccess Implementation Fee	$13,750
Investment Professional Implementation Fee	$7,500

50% of the total Implementation Fees are due and payable upon contract execution. This portion is non-refundable in the event of rejection in accordance with Section 2.2. The balance of the Implementation Fees will be billed upon acceptance of the Products by the Company, and payment is due within 30 days of invoice.

Monthly Maintenance Charges – Account Inquiry, Trading and WebStatements (covers both modules above) $6,000 (includes 5,000 registered users. $.50 per user on all registered users over 5,000)

E-Delivery Monthly Maintenance Fee: $1,000

Trade fee of $0.05/per instance

Shareholder Statement Fee of $0.25/per statement instance

All fees other than Implementation Fees are billed monthly in arrears and due within 30 days of invoice. In the event Citi or one of its affiliates does not serve as the transfer agent for any Fund, the monthly Maintenance Fees will be increased; in the event the Company and the Advisor do not agree to such increase, the Agreement will terminate with respect to affected Fund(s) effective upon the date on which Citi or its affiliate ceases to serve as transfer agent or fund accountant with regard to such Fund(s).

Annual Fee Adjustment

Commencing on the two-year anniversary of the Effective Date, Citi may annually increase the fixed fees in this Agreement by up to an amount equal to the greater of: (a) the most recent annual percentage increase in consumer prices for services as measured by the United States Consumer Price Index entitled “All Services Less Rent of Shelter” or a similar index should such index no longer be published, and (b) 5%.